                                                                   EXHIBIT 10(f)

MOBIL NATURAL GAS INC.
12450 GREENSPOINT DRIVE
HOUSTON, TEXAS 77060-1991

August 10, 1995

CONFIDENTIAL

Mr. J. Harris Oswalt
Mobile Gas Service Corporation
P. 0. Box 2248
2828 Dauphin St.
Mobile, Alabama 36652

AGREEMENT FOR SALE AND
PURCHASE OF GAS
MOBILE PLANT
S-6650

Ladies and Gentlemen:

This letter shall confirm the agreement between Mobil Natural Gas Inc. ("Mobil") and Mobile Gas Service Corporation ("Buyer") for the sale and purchase of gas for a [***proprietary information omitted***] year price renegotiation and term extension through close of [***proprietary information omitted***], in accordance with provisions of the Letter Agreement dated November 1, 1991. When executed by both parties, this Letter Agreement shall constitute a binding agreement between Mobil and Buyer.

Mobil agrees to sell, and Buyer agrees to purchase, natural gas during the term hereof in accordance with the following provisions and the terms and provisions of Appendices A, B, C, and D, attached to and made part of this letter
Agreement:

1. NATURE OF SALE: Warranty. Mobil warrants that it will deliver gas in accordance with Section 4 of Appendix B, or pay damages, pursuant to
       Section 5 thereof, for its failure to deliver such quantity, except to the extent of any gas which Mobil is unable to deliver pursuant to
       Section 9, Force Majeure, of Appendix B.

2. QUANTITY: The Maximum Contract Quantity (MCQ) for each day during the term of this Agreement shall be the quantity set out on Appendix A.

3. SALES POINT(S): Title to and possession of gas delivered shall pass from Mobil to Buyer at the Sales Point(s) listed on Appendix A.
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Mobile Gas Service Corporation
August 10, 1995
Page 2



4. COMMODITY CHARGE: Buyer agrees to pay Mobil the Commodity Charge indicated on Appendix A for each MMBtu of gas nominated by Buyer with adjustment to actuals to follow.

5. RESERVATION CHARGE: Regardless of the amount of gas actually taken by Buyer in any month, Buyer agrees to pay Mobil the Reservation Charge indicated on Appendix A in consideration for Mobil's agreement to make a quantity of gas, up to the MCQ, available each day.

This Letter Agreement, and Appendices A, B, C, and D constitute the parties' entire agreement as to the matters covered hereby.

If the foregoing correctly reflects your understanding of our agreement, please execute both of the enclosed originals of this Letter Agreement and return one fully executed original to the undersigned.


                                        Very truly yours,
                                        MOBIL NATURAL GAS INC.

                                        /s/ Daryl T. Landry
                                        Daryl T. Landry
                                        Area Sales Manager

ACCEPTED AND AGREED TO
This 14th day of September 1995

BUYER:        MOBILE GAS SERVICE CORPORATION
By:           /s/ Gerald S. Keen
Name (Printed): Gerald S. Keen
Title:        Vice President

                                   APPENDIX A
                           WARRANTY LETTER AGREEMENT

Attached to and forming part of the Letter Agreement dated November 1, 1991 between Mobil Natural Gas Inc. and Mobile Gas Service Corporation.

                                     PART I

                       MCQ                 SALES POINT(S)

EFFECTIVE PERIOD              (MMBtu/D)            Location                          Meter No.
----------------              ---------            --------                          ---------
[***proprietary information omitted***]            Mobil Mobile Bay                  2460
                                                   Alternate: Koch Gateway
                                                   Pipeline Co.
                                                   At Whistler


                                    PART II

COMMODITY CHARGE MMBtu (Dry)1                                          RESERVATION CHARGE
----------------------------                                           ------------------
[***proprietary information omitted***]                     Calculated monthly, according to the formula R
                                                            =[***proprietary information omitted***], where P equals the commodity Charge; MCQ equals the Maximum Contract Quantity
                                                            ([***proprietary information omitted***] MMBTU/D); and D
                                                            equals the number of gas days in the month.

AGREED AND ACCEPTED this 14th day of September, 1995.

BUYER:                                        SELLER:
MOBILE GAS SERVICES CORPORATION               MOBIL NATURAL GAS
INC.

By: /S/  Gerald S. Keen                       By:  /S/  Daryl T. Landry


         1       The Commodity charge includes all taxes, transportation
charges, and other add-ons, aftributable to the gas prior to delivery, excluding only sales, use, and gross receipts taxes arising at the time of delivery and/or title passage. Buyer shall pay all sales, use, and gross receipts taxes unless Buyer is exempt, by law, from such taxes. Buyer agrees to provide Seller copies of any applicable exemption certificates.

         2       The Inside FERC Index shall be determined monthly by
calculating the arithmetic average of the 30 day spot prices for gas delivered into the following pipeline systems at the identified supply areas:
[***proprietary information omitted***], as reported in the publication "Inside FERC's Gas Market Report (McGraw Hill) under the heading of "Index", for the first Day of the Month or the earliest Day in that Month for which such prices are reported.

         3       Should implications of FERC Order 636 change the value of the commodity, both parties agree to attempt to renegotiate said commodity for the remaining term of the contract.

                                   APPENDIX B
                               TERMS & CONDITIONS
                           WARRANTY LETTER AGREEMENT

  1.   DEFINITIONS:
  a. MMBtu: The unit of measurement shall be one million British Thermal Units (MMBtu), determined on the basis of gross heating value (determined at 60degreesF when saturated with water vapor at an absolute pressure of 14.73 psia, adjusted for water content as delivered).
  b. Day: A period from 7:00 A.M. at the Sales Points until 7:00 A.M. on the following day.
  c. Month: A period from 7:00 A.M. on the first Day of the calendar month and ending at 7:00 A.M. on the first Day of the following month.
  2. DECONTROL: Buyer and Seller agree, to the extent they are legally empowered to do so, that gas sold under this Agreement shall not be subject to control by any governmental agency. Instead, the parties intend to have their negotiated price govern.
  3. BUYER'S OBLIGATIONS: Buyer will notify Mobil, in writing, on or before the 20th Day of each Month, of the quantity of gas Buyer willt purchase each Day during the next Month (Purchase Quantity). Buyer may request any quantity, including zero, up to the MCQ. Except to the extent prevented by Force Majeure, it is Buyer's intention to take each day at least 80% of all gas nominated at the Sales Point(s). As to any failure to take at least 80% of the monthly nominated quantity at the delivery point, or take during any month at least 80% of the nominated quantity at the delivery point, Buyer shall pay Seller, in addition to the commodity price set forth on Appendix A, the difference between 80% of the nominated quantity and the quantities actually delivered multiplied by 20% of the commodity price.
  4. SELLER'S OBLIGATIONS: Mobil agrees to deliver each Day at the Sales Point(s) a quantity of gas within +- 10% of the Purchase Quantity (Daily Operating Tolerance), up to the MCQ. Mobil's obligation to deliver gas during any Month shall be met by deliveries within +- 5% (Monthly Operating Tolerance) of the Monthly Purchase Quantity (the sum of the Purchase Quantities in effect each Day during such Month).
  5. DAMAGES: If Mobil tenders a quantity of gas which is less than the Purchase Quantity and outside the Daily Operating Tolerance and is not excused by Mobil's force majeure or an act or omission of Buyer or Buyer's transporter, Mobil shall pay damages for such failure in an amount equal to the increased costs which Buyer demonstrates it paid for replacement Gas. Such increased costs, if any, shall be measured by comparing: (i) the total costs paid by Buyer for the replacement gas and Buyer's costs to have such gas delivered to the Sales Point(s) to (ii) the total costs which would otherwise have been paid by Buyer to purchase gas hereunder and have such gas delivered to its facilities, provided that it is understood that Buyer will purchase the least expensive replacement gas consistent with consideration of reliability of supply. If, however, any such shortfall does not result in Buyer receiving less gas at its facilities than required, but rather results in an imbalance under Buyer's transportation agreement(s), Mobil shall have no obligation to pay damages for such shortfall; provided that Mobil, upon written demand and after having failed to make-up such imbalance within the maximum period prescribed in Buyer's transportation agreement(s), shall reimburse Buyer for any imbalance penalties caused by Mobil's shortfall and paid by Buyer under its transportation agreement(s). Buyer's written demand for damages or reimbursement for imbalance penalties must be received within sixty (60) Days after the end of the Month for which damages or imbalance penalties are claimed or Buyer shalt be deemed to have waived any right to seek damages or reimbursement for imbalance penalties for such Month.
  6. BILLING & PAYMENT: Mobil will provide Buyer an invoice by the 10th Day of each Month showing the quantity of gas tendered at the Sales Points during the preceding Month and the amount due therefor. If actual measurement data is not available, Mobil will estimate the volume delivered using the best information available. Payment shall be made by electronic transmission of funds, or other means agreeable to the parties, within ten (10) Days of the date of the date of Mobil's posting its invoice in the U.S. mails or other delivery mechanism or service. A revised invoice will be prepared as soon as actual data is available, and any additional payment, or refund, will be made within 10 days after the posting of Mobil's invoice in the U.S. mails or other delivery mechanism or service. Buyer's obligation to pay for gas received will not be excused for force majeure, and wiII survive the termination hereof. If Buyer faiIs to pay any amount when due, interest thereon shat I accrue at the lesser of the average prime commercial rate being charged during the period of delinquency by Citibank, N.A., New York, N.Y. or the effective maximum legal rate. Each party has the right, at its expense and during business hours, to examine the pertinent records and books of the other to verify the accuracy of any invoice, charge, or computation.
  7. MEASUREMENT, QUALITY & PRESSURE: The parties will agree which, as between them, is responsible for measurement. Measurement requirements will be those in effect on the pipeline system through which gas is transported to the Sales Point(s). Gas tendered by Mobil will meet the quality and pressure specifications of the pipeline and/or facilities at the Sales Point(s) into which gas is delivered.
  8. WARRANTY OF TITLE: Mobil warrants, at the time of delivery, Mobil's title to all gas delivered, and that such gas will be free from liens, claims or encumbrances. Mobil indemnifies Buyer against any direct loss, damage or expense Buyer may sustain from a claim involving gas hereunder prior to delivery at the Sales Point(s). Buyer agrees to indemnify Mobil against any direct loss, damage, or expense Mobil may sustain from a claim involving gas hereunder at or after delivery at the Sales Point(s). Neither party shall be liable to the other for indirect, consequential, or special damages.
  9. FORCE MAJEURE: Non-performance of any obligation hereunder, other than the obligation to pay for gas taken, shall be excused if prevented by an occurrence of force maieure, but only for so long as performance is prevented by such force majeure. The party claiming excuse shall promptly advise the other party of such force majeure event and shall, with reasonable efforts, seek to remedy the occurrence. Force majeure as used herein shall mean any event beyond the reasonable control of the party in question which prevents, in whole or part, that party's performance of obligations hereunder, and shall include, without limitation: floods, hurricanes, breakage or accident to machinery, plants or pipelines, failure or inability of Mobil's or Buyer's transporter(s) to transport gas made available hereunder, and the operation of governmental authority (except at the request of the party claiming force majeure), but shall not include Buyer's loss of markets or Mobil's inability to secure gas at prices satisfactory to Mobil.
  10. PROCESSING: Mobil reserves the right to process gas after delivery at the Sales Point(s), and agrees to indemnify Buyer for any Btu losses and transportation charges incurred by Buyer as a result of Mobil's processing.
  11. NOTICE: All notices will be in writing and will be deemed delivered when mailed by U.S. Mail to the address of the other party. Notice by telecopier shall be effective when received provided a copy is mailed by the U.S. Mail within two (2) working days.
  12. MISCELLANEOUS: This Agreement may not be assigned, except to an affiliate of the assigning party, without the prior written consent of the other party, and shall be governed by the laws of the State of Texas without recourse to the rules for conflicts of Laws.
  13. ALABAMA PUBLIC COMMISSION APPROVAL: It is understood that Buyer will seek approval of the Alabama Public Commission of this contract. If the Alabama Public Commission issues an order disapproving this contract, or otherwise indicates its disapproval, then Buyer may terminate this contract by giving 30 days prior written notice. Should Buyer not so terminate the contract, the terms and provisions of this contract shall remain in full force and effect for the remaining term. In the event of any such termination, Mobil shall not be obligated to refund any amounts received by Mobil for gas delivered under this contract prior to termination.
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                                   APPENDIX C


During a month, Buyer may request on 24 hours notice a change in the Purchase Quantity for the portion of such Month remaining after the date of such a request, upward by [***proprietary information omitted***] percent ([***proprietary information omitted***]%) of the MCQ not to exceed the MCQ, or downward by [***proprietary information omitted***] percent([***proprietary information omitted***]) of the MCQ, not less than zero, by notifying Seller verbally (followed by written confirmation within 24 hours) of its desire for such a change. This swing option is available on a [***proprietary information omitted***] month basis ([***proprietary information omitted***]). If the swing option is not utilized in any given month, that option becomes null and void and is not available to be carried forward for use in future months (i.e., there is no accumulation of unused monthly swing options).
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                                   APPENDIX D
                                STAND-BY SERVICE


Stand-by Service          Mobil will provide an additional volume of gas up to
                          [***proprietary information omitted***] MMBtu/D delivered into Mobile Gas Service if unsold gas is available or if gas becomes available through the curtailment of [***proprietary information omitted***] on the Mobile Gas Service System, in the event of an emergency shutdown at [***proprietary information omitted***]. A service fee equal to [***proprietary information omitted***] will be added to the commodity cost then in effect.